EXHIBIT 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The Common Stock of Century Aluminum Company is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part.

Description of Common Stock

Authorized Capital Shares

Our authorized shares of common stock consist of 195,000,000 shares of common stock, $0.01 par value per share (“Common Stock”).

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, as noted below, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends. Century currently has shares of Series A Convertible Preferred Stock outstanding, all of which were held by Glencore plc and its affiliates. So long as any shares of Series A Convertible Preferred Stock are outstanding, no dividend or distribution may be paid or declared in respect of the Common Stock unless a dividend or distribution also is declared and paid on the shares of Series A Convertible Preferred Stock in the amount and on the terms as specified in the Articles of Incorporation.

Other Rights and Preferences

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding, including our Series A Convertible Preferred Stock, or which we may designate and issue in the future. See Note 7, Shareholders' Equity, in the Annual Report on Form 10-K of which this Exhibit 4.6 is a part for a further description of the Series A Convertible Preferred Stock.
Listing
The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “CENX.”